UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 3, 2009

SCM Microsystems, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-29440	77-0444317
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Oskar-Messter-Str. 13, Ismaning, Germany,		85737
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	+49 89 95 95 5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Increase in Salary for Dr. Manfred Mueller:

On February 3, 2009, the Compensation Committee of the Board of Directors (the "Compensation Committee") of SCM Microsystems, Inc. (the "Company") approved an increase in the annual base salary of Dr. Manfred Mueller, Executive Vice President Strategic Sales and Business Development. Effective January 1, 2009, Dr. Mueller’s annual base salary has been increased from €168,000 to €200,000.

Adoption of 2009 Executive Bonus Plan:

On February 4, 2008, the Board of Directors of the Company approved the Executive Bonus Plan for 2009 (the "2009 Plan") as recommended by the Compensation Committee. The 2009 Plan is effective as of January 1, 2009. The terms of the 2009 Plan are detailed below.

Quarterly payments under the 2009 Plan are based equally on 1) the achievement of quarterly operating profit by the Company and 2) the achievement of major strategic goals of the Company. Annual payments under the 2009 Plan are based on the achievement of aggregate annual operating profit by the Company. Under the Plan, operating profit is defined as gross margin, less research and development, sales and marketing, and general and administrative expenses, as well as various expenses determined by the Company to be extraordinary.

Under the 2009 Plan, certain executive officers of the Company (other than sales executives) are eligible to receive quarterly cash bonuses amounting to 10% of their respective annual base salaries, of which 5% is based on the Company achieving operating profit for that quarterly period and 5% is based on the achievement of corporate strategic goals for that quarterly period. As a sales executive, under the 2009 Plan Dr. Mueller is eligible to receive quarterly cash bonuses amounting to 5% of his annual base salary, of which 2.5% is based on the Company achieving operating profit for that quarterly period and 2.5% is based on the achievement of corporate strategic goals for that quarterly period. Dr. Mueller is also eligible to receive an additional quarterly bonus of up to 5% of his annual base salary under the Company's Sales Commission Plan, based on the achievement of quarterly revenue targets set forth in the Company’s budget and sales forecasts as approved by the Board of Directors for each quarter.

The maximum aggregate amount that any executive officer may earn in quarterly bonus payments in the fiscal year is 40% of his respective annual base salary.

For the first quarter of 2009, operating results of break-even will satisfy the quarterly operating profit target for the purposes of quarterly bonus payments. Potential bonus payments relating to strategic goals in the first quarter of 2009 are evenly divided between the successful implementation of several specific strategic transactions of the Company. For each of the remaining three quarters of 2009, the Compensation Committee will determine specific operating profit targets and strategic corporate goals for each quarter, prior to the beginning of each quarter.

All executive officers (including sales executives) are also eligible to receive additional variable annual bonuses under the 2009 Plan amounting to between 20% and 40% of their respective annual base salaries, based upon the achievement by the Company of certain annual operating profit targets.

The maximum amount that any executive officer may earn in aggregate combined quarterly and annual bonus payments under the 2009 Plan in the fiscal year is 80% of his respective annual base salary.

Executive officers eligible to participate in the 2009 Plan with respect to both the 10% quarterly and the variable annual bonus components are Felix Marx, Chief Executive Officer, Stephan Rohaly, Chief Financial Officer and Sour Chhor, Executive Vice President Worldwide Strategy and Marketing.

Dr. Manfred Mueller, Executive Vice President, Strategic Sales and Business Development, is eligible to receive a 5% quarterly bonus and a variable annual bonus payment under the 2009 Plan, and is also eligible to receive a 5% quarterly bonus under the Company's Sales Commission Plan. The quarterly payout under the Company’s Sales Commission Plan ranges between 1.25% of annual base salary for 75% achievement of quarterly revenue targets and 5% of annual base salary for 100% achievement of quarterly revenue targets.

Resignation of Eang Sour Chhor:

On February 6, 2009, the Company and its wholly-owned subsidiary SCM Microsystems GmbH ("SCM GmbH" and, together with the Company and their subsidiaries, "SCM") entered into a resignation agreement with Eang Sour Chhor, Executive Vice President Worldwide Strategy and Marketing of SCM (the "Resignation Agreement"). Under the terms of the Resignation Agreement, Mr. Chhor will resign from his position and terminate his employment with SCM effective June 30, 2009 (the "Termination Date"). Mr. Chhor will be entitled to continue to receive regular salary payments through the Termination Date, based on his annual base salary of €180,000, and he will be entitled to receive 10% of his annual base salary in quarterly bonus payments relating to each of the first and second quarters of 2009. Under German labor practices, Mr. Chhor is also entitled to receive compensation through June 30, 2009 related to travel between his home in France and the Company’s office in Germany, pension contributions, and health and unemployment insurance.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCM Microsystems, Inc.

February 9, 2009	By:	/s/ Stephan Rohaly

Name: Stephan Rohaly
Title: Chief Financial Officer and Secretary